UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC. 20549

FORM 15

CERTIFICATTION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number 000-28581

Direct Equity International, Inc.

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(Exact name of registrant as specified in its charter)

175 South West Temple, Suite 540, Salt Lake City, Utah 84101; 801-519-2123

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(Address, including zip code, and telephone number, including are code of registrant’s principle executive offices)

Common Stock, $.001 par value

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(Title of each class of securities covered by this Form)

Not Applicable

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(Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i) ☐	Rule 12h-3(b)(1)(i) ☐
Rule 12g-4(a)(1)(ii) ☒	Rule 12h-3(b)(1)(ii) ☒
Rule 12g-4(a)(2)(i) ☐	Rule 12h-3(b)(2)(i) ☐
Rule 12g-4(a)(2)(ii) ☐	Rule 12h-3(b)(2)(ii) ☐

                 Rule 15d-6 ☐

Approximate number of holders of record as of the certification or notice date: 363

Pursuant to the requirements of the Securities Exchange Act of 1934 Direct Equity International, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: March 25, 2007	By: /s/ Kazuyo Horigane

Instructions: This form required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.